Exhibit 99.1

Sourcefire® Stockholders Approve All Proposals at 2008 Annual Stockholder Meeting

COLUMBIA, Md.--(BUSINESS WIRE)--Open source innovator and Snort® creator, Sourcefire, Inc. (Nasdaq:FIRE), a leader in Enterprise Threat Management, today announced that its stockholders approved both proposals presented for a vote at the 2008 Annual Stockholder Meeting. As of the record date of March 17, 2008, there were 24,395,376 shares eligible to vote. A total of 20,787,654 shares or 85.2 percent of the eligible voting shares were represented at the meeting in person or represented by proxy.

Stockholders re-elected Martin Roesch, Tim Guleri and John Burris to serve on the company’s board of directors until the 2011 annual meeting of stockholders. Mr. Roesch is a founder of and the chief technology officer of the company.

Stockholders also ratified the selection of Ernst & Young LLP to continue to serve as the company’s registered independent public accounting firm for the fiscal year ending December 31, 2008.

For more information on the agenda items, please see the company's proxy statement filed with the Securities and Exchange Commission on April 9, 2008: http://investor.sourcefire.com/phoenix.zhtml?c=204582&p=irol-sec

About Sourcefire

Sourcefire, Inc. (Nasdaq: FIRE), Snort creator and open source innovator, is a world leader in Enterprise Threat Management (ETM) solutions. Sourcefire is transforming the way Global 2000 organizations and government agencies manage and minimize network security risks with its 3D Approach – Discover, Determine, Defend – to securing real networks. The Sourcefire 3D™ System is the first to unify IPS, NBA, NAC and Vulnerability Assessment technologies under the same management console. This ETM approach equips customers with an efficient and effective layered security defense – protecting network assets before, during and after an attack. Through the years, Sourcefire has been consistently recognized for its innovation and industry leadership by customers, media and industry analysts alike – with more than 30 awards and accolades. Today, the names Sourcefire and founder Martin Roesch have grown synonymous with innovation and network security intelligence. For more information about Sourcefire, please visit http://www.sourcefire.com.

The following product categories are represented by the acronyms: Intrusion Prevention System (IPS); Network Behavior Analysis (NBA); Network Access Control (NAC); Vulnerability Assessment (VA).

SOURCEFIRE®, SNORT®, the Sourcefire logo, the Snort and Pig logo, SECURITY FOR THE REAL WORLD™, SOURCEFIRE DEFENSE CENTER™, SOURCEFIRE 3D™, RNA™, DAEMONLOGGER™, CLAMAV™, SOURCEFIRE SOLUTIONS NETWORK™, and certain other trademarks and logos are trademarks or registered trademarks of Sourcefire, Inc. in the United States and other countries. Other company, product and service names may be trademarks or service marks of others.

CONTACT:
Investor Contact:
Tania Almond
Investor Relations Officer
Sourcefire, Inc.
410-423-1919
tania.almond@sourcefire.com
or
Media Contact:
Tony Welz
Principal
Welz & Weisel Communications
703-218-3555 x226
tony@w2comm.com